EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Clearway Energy, Inc.:
We consent to the incorporation by reference in the registration statement numbers 333-206061, 333-190071 and 333-255727 on Form S-8, and number 333-241652 on Form S-3 of Clearway Energy, Inc. of our report dated March 1, 2021, with respect to the consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the year ended December 31, 2020, and the related notes and financial statement schedules “Schedule I - Condensed Financial Information of Registrant” and “Schedule II - Valuation and Qualifying Accounts”, which report appears in the December 31, 2022 Annual Report on Form 10-K of Clearway Energy, Inc.
/s/ KPMG LLP
Philadelphia, Pennsylvania
February 23, 2023